UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2024
L3HARRIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Boulevard
Melbourne,	Florida	32919
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (321) 727-9100

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	LHX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2024, L3Harris Technologies, Inc. (the “Company”) and the Company’s Chief Executive Officer, Christopher E. Kubasik, entered into a severance protection letter agreement (the “Agreement”). The Agreement has been approved by the Board of Directors of the Company (the “Board”) on the recommendation of the Compensation Committee of the Board.

The Agreement is intended to provide customary severance benefit protection to Mr. Kubasik in light of the expiration in June 2023 of his termination protection period under his November 5, 2018 letter agreement with L3 Technologies, Inc.

In the event of Mr. Kubasik’s termination without cause or termination for good reason within two years following a change in control, Mr. Kubasik’s severance and other termination benefits will continue to be governed by the terms of the Company’s Executive Change in Control Severance Plan (as described in the Company’s Form 8-K filed on July 24, 2023) and Mr. Kubasik’s equity award agreements. However, in the event of Mr. Kubasik’s termination without cause or termination for good reason that occurs outside of the two-year post-change in control protection period described above and prior to March 31, 2028 (such period, the “Non-CIC Protection Period”), the Agreement provides that Mr. Kubasik will (subject to execution of a release) be provided with severance payments and benefits substantially similar to those afforded under the Executive Change in Control Severance Plan, except that:

a.Mr. Kubasik’s “severance multiple” (with respect to his base salary and target bonus) will equal 2 instead of 3; and
b.Mr. Kubasik’s pro-rata bonus for the year of his termination will be based on actual financial performance, rather than based on deemed target level performance.

Additionally, in the event of Mr. Kubasik’s termination without cause or termination for good reason during the Non-CIC Protection Period (and without limiting any further enhanced vesting protection that he might otherwise be entitled to under the applicable equity award plans or agreements), Mr. Kubasik will be entitled to pro-rata vesting of any equity awards granted on or after February 23, 2024, with any vesting stock options remaining exercisable through the original option term date.

Under the terms of the Agreement, Mr. Kubasik has agreed that, in the event of his involuntary termination of employment on or after March 31, 2028 and outside of a two-year post-change in control protection period, he will not be entitled to any severance benefit protection under the Agreement or any other severance plan or program maintained by the Company. Additionally, Mr. Kubasik has agreed to non-competition and non-solicitation covenants for a two year-period after the end of his employment with the Company.

The foregoing description of the terms and conditions of the Agreement is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01    Other Events.

On February 21, 2024, Mr. Kubasik established a written pre-arranged plan providing for the exercise of certain employee stock options and the sale of shares of the Company's common stock issued upon exercise of such options (the “Plan”). The Plan is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding transactions in the Company's securities by executives and was established during the Company's open trading window. In accordance with 10b5-1 rules, Mr. Kubasik will have no discretion over sales under the Plan.
The Plan covers vested options to purchase 76,190 shares granted to Mr. Kubasik in 2016, which options expire in 2026. Subject to minimum price thresholds specified in the Plan, shares underlying unexercised options will be sold on predetermined dates starting in May of 2024 and ending no later than June 13, 2024. Mr. Kubasik’s ownership interest in the Company is considerably in excess of the Company’s stock ownership guidelines. The transactions under the Plan will be disclosed publicly through Form 4 and Form 144 filings, as applicable, with the U.S. Securities and Exchange Commission.

Except as may be required in the Company’s periodic filings on Form 10-Q or Form 10-K, the Company does not undertake to report any Rule 10b5-1 plans that may be adopted by any other officers or directors of the Company or to report modifications or termination of any such plans, including the Plan.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

 The following exhibits are provided herewith:

Exhibit Number	Description
10.1	Letter Agreement with Christopher E. Kubasik, dated as of February 23, 2024.
104	Cover Page Interactive Data File formatted in Inline XBRL

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L3HARRIS TECHNOLOGIES, INC.
	By:	/s/ Scott T. Mikuen
		Name:	Scott T. Mikuen
Date: February 23, 2024		Title:	Senior Vice President, General Counsel and Secretary

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